                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     /X/ Preliminary proxy statement
     / / Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            ENRON OIL & GAS COMPANY
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                            ENRON OIL & GAS COMPANY
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transactions applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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     (4) Proposed maximum aggregate value of transaction:

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     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                                    ENRON
                              Oil & Gas Company

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 3, 1994

TO THE SHAREHOLDERS:

     Notice is hereby given that the annual meeting of shareholders of Enron Oil & Gas Company (the "Company") will be held in the LaSalle Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 3:00 p.m. Houston time on Tuesday, May 3, 1994, for the following purposes:

     1. To elect five directors of the Company to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified;

     2. To ratify the Board of Directors' appointment of Arthur Andersen & Co., independent public accountants, as auditors for the Company for the year ending December 31, 1994;

     3. To approve, contingent upon the Company declaring, on or before May 3, 1995, a stock split of either two-for-one or three-for-two, a proposed amendment to the Restated Certificate of Incorporation of the Company to increase the total number of authorized shares of Common Stock from 80,000,000 to 160,000,000 shares in the event of a two-for-one stock split or to 120,000,000 shares in the event of a three-for-two stock split; and

     4. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

     Holders of record of the Company's Common Stock at the close of business on March 7, 1994, will be entitled to notice of and to vote at the meeting or any adjournments thereof.

     Shareholders who do not expect to attend the meeting are encouraged to sign and return the enclosed proxy, for which purpose a postage-paid, return envelope is enclosed. The proxy must be signed and returned in order to be counted.

                                    By Order of the Board of Directors,

                                    ANGUS H. DAVIS
                                    Vice President, Communications and Corporate
                                    Secretary

Houston, Texas
March   , 1994

                                    ENRON
                              Oil & Gas Company

                                PROXY STATEMENT

     The enclosed form of proxy is solicited by the Board of Directors of Enron Oil & Gas Company (the "Company" or "EOG") to be used at the annual meeting of shareholders to be held in the LaSalle Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 3:00 p.m. Houston time on Tuesday, May 3, 1994 (the "Annual Meeting"). The mailing address of the principal executive offices of the Company is 1400 Smith St., Houston, Texas 77002. This proxy statement and the related proxy are to be first sent or given to the
shareholders of the Company on approximately March   , 1994. Any shareholder
giving a proxy may revoke it at any time provided written notice of such revocation is received by the Vice President, Communications and Corporate Secretary of the Company before such proxy is voted; otherwise, if received in time, properly completed proxies will be voted at the Annual Meeting in accordance with the instructions specified thereon. Shareholders attending the Annual Meeting may revoke their proxies and vote in person.

     Holders of record at the close of business on March 7, 1994, of the Company's Common Stock, no par value (the "Common Stock"), will be entitled to one vote per share on all matters submitted to the meeting. On March 7, 1994, the record date, there were outstanding 79,920,000 shares of Common Stock. There are no other voting securities outstanding.

     The Company's summary annual report for the year ended December 31, 1993, and Annual Report on Form 10-K for the year ended December 31, 1993, are being mailed herewith to all shareholders entitled to vote at the Annual Meeting. The summary annual report and Annual Report on Form 10-K do not constitute a part of the proxy soliciting material.

     All references in this proxy statement to Enron Corp. common stock reflect the two-for-one stock split made on August 16, 1993.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, five directors are to be elected to hold office until the next succeeding annual meeting of the shareholders and until their respective successors have been elected and qualified. All of the nominees are currently directors of the Company. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, under Delaware law, abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item) would not have the same effect as a vote against a particular director. Shareholders may not cumulate their votes in the election of directors.

     It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the nominees named herein. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. The following information regarding the nominees, their principal occupations, employment history and directorships in certain companies is as reported by the respective nominees.

- --------------------------------------------------------------------------------

- ------------------   FRED C. ACKMAN, 63
                     Director since 1989
     Photo           For over five years Mr. Ackman has been a consultant to the oil and gas industry and has interests in ranching and investments.
- ------------------

- --------------------------------------------------------------------------------

- ------------------   FORREST E. HOGLUND, 60
                     Director since 1987
     Photo           Mr. Hoglund joined the Company as Chairman of the Board and Chief
                     Executive Officer in September, 1987. Since May, 1990, he has also served as President of the Company. Mr. Hoglund is also a director of
- ------------------   Texas Commerce Bancshares, Inc.

- --------------------------------------------------------------------------------

- ------------------   RICHARD D. KINDER, 49
                     Director since 1985
     Photo           Since October, 1990, Mr. Kinder has been President and Chief Operating
                     Officer of Enron Corp. From December, 1988 until October, 1990, he served Enron Corp. as Vice Chairman of the Board. For over five years
- ------------------   prior to his election as Vice Chairman, Mr. Kinder served in various management and legal positions with Enron Corp. and its affiliates. Mr.
                     Kinder is also a director of Enron Corp., Enron Liquids Pipeline Company
                     (the general partner of Enron Liquids Pipeline, L.P.) and Baker Hughes
                     Incorporated.

- --------------------------------------------------------------------------------

- ------------------   KENNETH L. LAY, 51
                     Director since 1985
     Photo           For over five years, Mr. Lay has been Chairman of the Board and Chief
                     Executive Officer of Enron Corp. From February, 1989 until October,
                     1990, he also served as President of Enron Corp. Mr. Lay is also a
- ------------------   director of Eli Lilly and Company, Compaq Computer Corporation, Trust
                     Company of the West and Enron Corp.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- ------------------   EDWARD RANDALL, III, 67
                     Director since 1990
     Picture         Mr. Randall's principal occupation is investments. From September, 1985,
     to come         until July, 1990, Mr. Randall was a partner with Duncan, Cook & Company, a private investment banking firm. Mr. Randall is also a director of
- ------------------   American Oil and Gas Corporation and PaineWebber Group Inc.
- ------------------   ------------------------------------------------------------------------

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The Company knows of no one who beneficially owns in excess of five percent of the Common Stock of the Company except as set forth in the table below.

                                       AMOUNT AND
                                       NATURE OF
 TITLE                                 BENEFICIAL
  OF        NAME AND ADDRESS OF     OWNERSHIP AS OF      PERCENT
 CLASS       BENEFICIAL OWNER       JANUARY 31, 1994     OF CLASS
- -------    ---------------------    ----------------     --------
Common     Enron Corp.                 64,000,000          80.08%
           1400 Smith Street
           Houston, Texas 77002

STOCK OWNERSHIP OF THE BOARD OF DIRECTORS AND MANAGEMENT

                                          ENRON OIL & GAS COMPANY
                                               COMMON STOCK                  ENRON CORP. COMMON STOCK
                                     ---------------------------------   ---------------------------------
                                           AMOUNT                              AMOUNT
                                         AND NATURE                          AND NATURE
                                        OF BENEFICIAL                       OF BENEFICIAL
                                       OWNERSHIP AS OF        PERCENT      OWNERSHIP AS OF        PERCENT
               NAME                  JANUARY 31, 1994(1)      OF CLASS   JANUARY 31, 1994(1)      OF CLASS
- -----------------------------------  -------------------      --------   -------------------      --------
Fred C. Ackman.....................              1,000             *                      --
Lewis P. Chandler..................          18,125(2)             *               26,752(5)            *
Forrest E. Hoglund.................    1,320,000(2)(3)          1.63        576,138(4)(5)(6)            *
Howard Karren......................          46,875(2)             *            51,674(5)(6)            *
Richard D. Kinder..................          19,619(7)             *           806,952(5)(6)            *
Kenneth L. Lay.....................       15,800(7)(8)             *      1,250,601(5)(6)(8)            *
Mark G. Papa.......................       71,454(2)(5)             *            53,914(5)(6)            *
Edward Randall, III................              2,000             *                6,800(9)            *
Dennis M. Ulak.....................       13,191(2)(5)             *               11,661(5)            *
George E. Uthlaut..................          46,625(2)             *               15,405(5)            *
Walter C. Wilson...................          48,725(2)             *               11,116(5)            *
All directors and executive
  officers as a group (12 in
  number)..........................    1,612,289(2)(7)          2.02         2,817,022(5)(6)        1.123

- ---------------

*   Less than 1%.
                                             (Notes continued on following page)

(1) Except as otherwise explained in the footnotes set forth below, all shares involve sole voting power and sole investment power.

(2) The number of shares of the Company's Common Stock subject to stock options exercisable within 60 days after January 31, 1994, which number is included in the number of shares shown as beneficially owned as of such date, is as follows: Mr. Chandler 16,625 shares; Mr. Hoglund 910,000 shares; Mr. Karren shares 46,875; Mr. Papa 66,375 shares; Mr. Uthlaut 43,625 shares; Mr. Ulak 11,500 shares; Mr. Wilson 47,625 shares; and all directors and executive officers as a group, 1,151,500 shares.

(3) Includes 400,000 shares granted to Mr. Hoglund pursuant to his employment agreement, in which shares Mr. Hoglund has sole voting power and limited investment power.

(4) Includes 370,656 restricted shares of Enron Corp. Common Stock issued to Mr. Hoglund pursuant to the 1992 amendment to his employment agreement, in which shares Mr. Hoglund has sole voting power and limited investment power. See "Compensation of Directors and Executive Officers -- Employment Contracts."

(5) Includes shares held under the Enron Corp. Savings Plan and/or Employee Stock Ownership Plan ("ESOP"). Participants in the Savings Plan have sole voting power and limited investment power with respect to shares in the Savings Plan. Participants in the ESOP have sole voting power and no investment power prior to distribution of shares from the ESOP.

(6) The number of shares of Enron Corp. Common Stock subject to stock options exercisable within 60 days after January 31, 1994, which number is included in the number of shares shown as beneficially owned as of such date, is as follows: Mr. Hoglund 34,660 shares; Mr. Karren 29,600 shares; Mr. Kinder 534,041 shares; Mr. Lay 450,100 shares; Mr. Papa 16,660 shares; and all directors and executive officers as a group, 1,065,061 shares.

(7) Does not include 64,000,000 shares owned by Enron Corp. in which each of Messrs. Lay and Kinder, in their capacities as Chairman of the Board and President, respectively, of Enron Corp., has sole voting and investment power pursuant to the provisions of Enron Corp.'s by-laws.

(8) Includes 800 shares with respect to the Company's Common Stock and 7,530 shares with respect to Enron Corp. Common Stock held by Mr. Lay's children and step-children in which Mr. Lay has shared voting and investment powers.

(9) Does not include 75,260 shares of Enron Corp. Common Stock held by trusts of which Mr. Randall is trustee and in which Mr. Randall disclaims beneficial ownership.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held four regularly scheduled meetings and five special meetings during the year ended December 31, 1993.

     The Board of Directors uses working committees with functional responsibility in the more complex recurring areas where disinterested oversight is required. The Audit Committee was created in October, 1989, after the initial public offering and sale of Common Stock, and is the communication link between the Board and independent auditors of the Company. During the year ended December 31, 1993, the Audit Committee met four times. The Audit Committee recommends to the Board of Directors the appointment of independent public accountants as auditors of the Company and reviews as deemed appropriate the scope of the audit, the accounting policies and reporting practices, internal auditing plans and internal controls, compliance with policies regarding business conduct and other matters. The Audit Committee is currently composed of Messrs. Ackman (Chairman) and Randall.

     In January, 1990, the Board of Directors created the Compensation Committee, which is responsible for administration of the Enron Oil & Gas Company 1992 Stock Plan and approval of compensation arrangements of senior management. The Compensation Committee, which met four times during the year is composed of Messrs. Randall (Chairman) and Ackman.

     The Company does not have a standing nominating committee.

     During the year ended December 31, 1993, each director attended at least 75% of the total number of meetings of the Board and the committees on which the director served except Mr. Lay.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

     During 1993 each director who was not an employee of the Company, Enron Corp. or its affiliates, received an annual fee of $29,000 for serving as a director and $5,000 annually for each committee of which such director is Chairman. Total directors' fees earned in 1993 were $68,000.

     The Company's directors may participate in a Deferral Plan maintained by Enron Corp. under which fees can be deferred to a later specified date. Interest is credited to all amounts deferred. Payments are made exclusively from the general assets of Enron Corp., and Enron Corp. has elected to purchase life insurance on the lives of some covered participants with Enron Corp. as the owner and beneficiary. Currently, one director participates in the Plan. The Company reimburses Enron Corp. for Deferral Plan costs attributable to the Company's directors.

     Nonemployee directors also participate in the 1993 Nonemployee Director Stock Option Plan, which was approved by the Company's shareholders at the 1993 annual meeting. Under the terms of the Plan, each nonemployee director receives on the date of each annual meeting during the term of the Plan an option to purchase 3,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, each nonemployee director who is elected or appointed to the Board of Directors for the first time after an annual meeting is granted on the date of such election or appointment an option to purchase 3,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Options granted under the Plan vest 50% after one year and are 100% vested after two full years of service as a director following the date of grant. All options expire ten years from the date of grant. During 1993, each nonemployee director was granted a total of 3,000 options at an exercise price of $39.375.

REPORT FROM THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

     Compensation for Company executives is administered by the Compensation Committee (the "Committee") of the Board of Directors, which is composed exclusively of outside directors. It is the responsibility of the Committee to approve compensation philosophy and authorize executive salary increases, incentive programs and awards consistent with this philosophy.

     The Committee believes that appropriately balanced compensation elements contribute to the success of the Company. Hay Management Consultants provides an annual analysis of executive base salaries, annual bonuses and long-term incentives paid by the Company as compared to those paid by a number of industry peer companies included in the "Comparative Stock Performance" section. The Committee believes that the best compensation philosophy is to put a substantial portion of the total compensation package at risk and tied to both the financial results achieved and the performance of the Common Stock of the Company, which means the Company does not intend to lead the competition in base salary levels. Further, the Committee believes that total compensation for the executives should exceed average compensation levels of a peer group of companies only if the Company performs at a level such that financial results achieved by the Company and shareholder return on investments in the Company exceed the average achieved by that peer group of companies over a reasonable period of time. To achieve this goal, the Committee has authorized the following incentive plans which provide for incentive compensation in the form of cash and stock options, to link executive compensation with the performance and financial results of the Company.

     KEY CONTRIBUTOR INCENTIVE PLAN. All of the Company's employees are eligible for cash bonuses of up to 100% of base salary under this plan. The plan authorizes the funding of a bonus pool to be approved by the Committee. The bonus pool is not generally anticipated to exceed the lesser of (i) 5% of net income or (ii) 5% of the net present value, discounted at 10%, of the net cash flows anticipated to result from the Company's capital investment program. Each year the Committee approves performance goals for the Company against which actual results are measured to determine the level of funding of this plan. The goals established for the Company cover factors such as net income, production and reserve volume growth, finding costs per equivalent unit of reserves added and rate of return on capital investments. These goals are designed to address both current financial performance and the long-term development of the Company. The Committee does not use a specific formula for weighting these individual performance factors.

     ENRON OIL & GAS COMPANY 1992 STOCK PLAN. This plan is the long-term incentive plan of the Company for executive officers and other selected employees. The purposes of this plan are to encourage employees who receive grants to develop a proprietary interest in the performance of the Company, to generate an increased incentive to contribute to the future success of the Company, thus enhancing the value of the Company for the benefit of shareholders, and to enhance the ability of the Company and its subsidiaries to attract and retain individuals with qualifications essential to the progress, growth and profitability of the Company.

     This plan authorizes the Committee to award stock options to employees. Stock options are normally granted on an annual basis at an option price equal to the fair market value of the Company's Common Stock on the date of grant, have ten-year terms and vest over four years except in cases where they are issued in lieu of a portion of a cash bonus, in which case they typically vest in a shorter time period which for 1993 grants was one year following the date of the grant. Committee approval is obtained for the number of options to be granted. The awards are made at a level that is not anticipated to generate significant benefits relative to the industry peer group, unless the Company's Common Stock performs exceedingly well during the life of the grant. With the success of the Company (and the resulting benefits to its shareholders), this feature becomes a larger part of the total compensation package.

     Based upon a thorough review and discussion of the Company's 1993 results, several of which are highlighted below, the Committee approved funding the bonus pool at 5% of 1993 net income. The Committee also reviewed and approved individual bonuses, salary increases, and stock option grants recommended by the CEO based upon his evaluation of each individual executive officer's perform-ance and contribution to the Company's overall success during 1993. Bonuses for the Company's executive officers ranged from 50% to 85% of base salary and option grants were awarded at a level expected to bring total compensation opportunities in line with similar positions at peer companies.

     The following achievements represent the significant factors considered by the Company's CEO and Compensation Committee in assessing individual and Company-wide performance during 1993: (i) after-tax net income exceeded the Company's 1993 goal by 6% and exceeded 1992 after-tax net income by 41%; (ii) discretionary cash flow from operations (cash flow available, after meeting all nondiscretionary operational expenditure requirements, for reinvestment in opportunities for further growth and development of, and selected at the discretion of the Company) exceeded the Company's 1993 goal by 2% and exceeded 1992 discretionary cash flow by 52%; (iii) Internal Revenue Code Section 29 tight gas sand production exceeded the 1993 goal; (iv) achieved 138% replacement of production on an "all sources" basis, including drilling additions, revisions, and purchases net of divestitures, (150% from drilling additions only) at approximately $.74 per thousand cubic feet direct finding cost; (v) successfully started up a natural gas and crude oil development project off the southeast coast of Trinidad with the first well completed and on production within one year of signing agreements; (vi) increased natural gas deliveries from 564 million cubic feet per day ("MMCFD") in 1992 to 709 MMCFD in 1993 (approximately 26% increase); and (vii) achieved an internal rate of return on investment exceeding 20%.

     CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Hoglund was recruited in 1987 (prior to the Company's initial public offering and sale of Common Stock in October, 1989) as Chairman of the Board and Chief Executive Officer and entered into an employment agreement with the Company for an initial term of five (5) years effective September 1, 1987. In 1992, the Committee approved an extension of Mr. Hoglund's employment agreement to September 1, 1995, based upon the significant achievements realized by the Company since Mr. Hoglund assumed his position in September 1987. Under the terms of this employment agreement, as extended, Mr. Hoglund received grants of non-qualified Company stock options, restricted and unrestricted shares of Enron Corp. common stock, split dollar life insurance and a $20,000 annual salary increase. Under the terms of the extension, Mr. Hoglund agreed not to receive any further annual bonus payments. As a result, in 1993, Mr. Hoglund's salary was $570,000, and he received no bonus. Substantially all of Mr. Hoglund's future compensation in excess of his base salary is at risk and tied to the performance of the Company's Common Stock. The Committee believes this is a very appropriate way to link executive rewards to shareholders value.

     The Internal Revenue Service (IRS) has issued proposed regulations implementing Section 162(m) of the Internal Revenue Code of 1986, as amended, relating to the limitation of the deductibility for federal income tax purposes of certain executive compensation in excess of $1 million annually. Section 162(m) is applicable to such compensation paid after December 31, 1993. The Committee has been advised that, pursuant to the transition rules contained in these regulations, Section 162(m) does not apply to written binding contracts existing on February 17, 1993 or to performance-based plans. The transition rules also provide that plans approved before December 20, 1993 pursuant to Rule 16b-3 under the Securities Exchange Act of 1934 will be treated as performance-based until the earliest of 1) the expiration or material modification of the plan, 2) the issuance of all stock under the plan, or 3) the first shareholders meeting to elect directors occurring after December 31, 1996. Accordingly, the transition rules would treat the gain from exercised Company stock options as performance-based compensation, which is excludable from the $1,000,000 limitation.

During 1994, no executive of the Company will receive compensation in excess of $1 million unless a significant number of vested stock options are exercised. The Committee is not recommending changes or amendments to any executive compensation plans of the Company during 1994.

                                          Compensation Committee
                                          Edward Randall, III -- Chairman
                                          Fred C. Ackman

COMPARATIVE STOCK PERFORMANCE

     The performance graph shown below was prepared by Value Line, Inc., for use in this proxy statement. As required by applicable rules of the Securities and Exchange Commission (the "SEC"), the graph was prepared based upon the following assumptions:

     1. $100 was invested in Common Stock of EOG, the S&P 500 and a peer group of independent exploration and production companies (the "Peers") on October 4, 1989, the date of the initial public offering and sale of EOG Common Stock.

     2. Peers investment is weighted based on the market capitalization of each individual company within the Peers at the beginning of each year.

     3. Dividends are reinvested on the ex-dividend dates.

     The companies that comprise the Peers are as follows: Apache Corp., Anadarko Petroleum Corp., Burlington Resources Inc., Louisiana Land and Exploration Company, Maxus Energy, Mesa Inc., Noble Affiliates, Inc., Oryx Energy Company and Union Texas Petroleum Holdings, Inc.

                           COMPARATIVE TOTAL RETURNS
                              EOG, S&P 500, PEERS
                (PERFORMANCE RESULTS THROUGH DECEMBER 31, 1993)

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)                EOG           S&P 500          PEERS
OCT. 4, 1989                               100             100             100
1989                                    134.67          102.06          104.52
1990                                    114.32           98.83           86.92
1991                                    106.01          129.02           79.38
1992                                    161.16          138.92           88.83
1993                                    215.33          152.92          101.17

EXECUTIVE COMPENSATION

     The following table summarizes certain information regarding compensation paid or accrued during each of the last three fiscal years to the Chief Executive Officer, each of the four other most highly compensated executive officers of the Company and two former executive officers of the Company who have remained employees of the Company (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                         ---------------------------------   -------------------------------------------------        ALL OTHER
                                                 OTHER       RESTRICTED                                              COMPENSATION
                                                 ANNUAL        STOCK             OPTIONS/              LTIP          ------------
NAME & PRINCIPAL          SALARY     BONUS    COMPENSATION     AWARDS              SARS              PAYOUTS
    POSITION      YEAR     ($)        ($)      ($)(2)(3)       ($)(4)               (#)                ($)            ($)(3)(5)
- ----------------- -----  --------   --------  ------------   ----------          ---------          ----------       ------------
Forrest E.
 Hoglund           1993  $570,000               $154,925     $  212,063             66,650(7)                          $139,566(13)
Chairman of the
 Board,            1992  $565,002               $160,468     $6,018,649(6)(10)   1,150,000(7)(8)    $1,500,000(10)     $124,989(13)
President and
  Chief            1991  $550,008   $ 75,000                 $   16,560(6)          48,000(7)
Executive Officer
Mark G. Papa       1993  $235,000   $106,400    $ 12,132     $  133,219             73,650(7)                          $ 38,559
Senior Vice        1992  $209,820   $100,000    $ 10,248     $        0             82,500(8)       $  323,066(11)(12)   $ 29,858
President-Operations  1991 $193,640 $ 75,000                                        12,500(9)
George E. Uthlaut  1993  $198,700   $ 69,600    $ 10,918     $        0             18,500                             $ 35,307
Senior Vice        1992  $189,000   $ 70,000    $  8,820     $        0             65,500(8)       $  323,066(11)(12)   $ 29,419
President-Operations  1991 $185,000 $ 55,000                 $        0              9,000(9)
Howard Karren(1)   1993  $193,500   $ 56,000    $ 57,784     $        0             10,500                             $ 34,383
President,         1992  $186,000   $ 35,000    $ 37,387     $        0             57,000(8)       $  323,066(11)(12)   $ 25,217
Enron Exploration  1991  $185,000   $ 20,000                 $        0             10,000(9)       $   44,130(12)
Company
Lewis P.
 Chandler, Jr.(1)  1993  $179,340   $ 77,500    $  5,400     $        0             16,000                             $ 31,867
Senior Vice        1992  $173,220   $ 81,000    $  5,100     $        0             49,750(8)       $   84,376(11)     $ 26,963
President-Law      1991  $169,600   $ 55,000                 $        0             10,000(9)
Walter C. Wilson   1993  $174,040   $ 84,000    $ 17,475     $        0             21,000                             $ 29,859
Senior Vice
 President         1992  $159,540   $ 90,000    $  5,100     $        0             54,375(8)       $  156,563(11)     $ 15,354
and Chief
 Financial
 Officer           1991  $153,840   $ 55,000                 $        0              7,500(9)
Dennis M. Ulak     1993  $139,850   $ 56,000    $  4,000     $        0             14,000                             $ 24,850
Vice President,    1992  $127,640   $ 50,000                 $        0             14,000(8)       $   22,500(11)     $ 12,466
General Counsel
 and               1991  $113,380   $ 15,000                 $        0              2,000(9)
Assistant
 Secretary

- ---------------
 (1) Messrs. Chandler and Karren served as executive officers during 1991, 1992 and a portion of 1993.

 (2) No Named Officer had "perquisites and other personal benefits" with a value greater than the lesser of $50,000 or 10% of reported salary and bonus. Enron Corp. maintains two deferral plans for key employees of Enron Corp. and its subsidiaries, including the Company, under which payment of base salary, annual bonus and long-term incentive awards may be deferred to a later specified date. Under the 1985 Deferral Plan, interest is credited on amounts deferred based on 150% of Moody's seasoned corporate bond yield index, which for 1992 was 13.845% and for 1993 was 12.825%. Interest in excess of 120% of the December, 1992 long-term Applicable Federal Rate
                                             (Notes continued on following page)

     (8.5%) has been reported as other annual compensation for 1993 and interest in excess of 120% of the December, 1991 long-term Applicable Federal Rate (9.5%) has been reported as other annual compensation for 1992. No interest has been reported as other annual compensation under the 1992 Deferral Plan, which credits interest at Enron Corp.'s mid-term borrowing rate, since the crediting rate for 1993 of 7.06% did not exceed 120% of the Applicable Federal Rate. Other annual compensation also includes miscellaneous cash payments for items such as cash perquisite allowances and lost benefits due to statutory earnings limits.

 (3) Only 1992 and 1993 data is provided, since the rules adopted by the SEC allow a three-year phase-in for this category.

 (4) At the end of 1993, Mr. Hoglund had an aggregate of 7,800 shares of restricted stock valued at $226,200, and Mr. Papa had an aggregate of 4,900 shares of restricted stock valued at $142,100, all of which were awarded pursuant to the Enron Corp. 1991 Stock Plan.

 (5) Includes the value as of December 31, 1992 and December 31, 1993 of Enron Corp. Common Stock allocated during the year to employees' savings accounts under the ESOP.

 (6) 1,280 restricted shares of Enron Corp. Common Stock granted to Mr. Hoglund on January 3, 1991 vested 33% on January 3, 1992 and 67% on December 14, 1992; and 1,040 restricted shares of Enron Corp. Common Stock granted to Mr. Hoglund on January 2, 1992 vested 100% on December 14, 1992.

 (7) Includes options for Mr. Hoglund to purchase 66,650 shares of Enron Corp. Common Stock with respect to 1993, 40,000 shares of Enron Corp. Common Stock with respect to 1992 and 48,000 shares of Enron Corp. Common Stock with respect to 1991. Includes an option for Mr. Papa to purchase 41,650 shares of Enron Corp. Common Stock with respect to 1993.

 (8) Includes stock options granted following cancellation of SAR units originally granted in 1989, 1990 and 1991 that were waived and cancelled during 1992.

 (9) Represents SAR units granted in 1991 that were waived and cancelled during 1992. An equivalent number of stock options subsequently granted are included in the number of options reflected as granted in 1992.

(10) Includes compensation for imbedded gain in SAR units cancelled for which Mr. Hoglund was issued a total of 463,320 shares of Enron Corp. Common Stock as discussed below under "Employment Contracts". In conjunction therewith, he made a section 83(b) election under the Internal Revenue Code of 1986, as amended, which required him to report as income the total value of the stock even though only 92,664 shares were unrestricted in 1992. The remaining 370,656 shares of Enron Corp. Common Stock carry a vesting schedule as discussed below under "Employment Contracts".

(11) Includes compensation for imbedded gain in SAR units cancelled during 1992 in the following amounts: Mr. Papa, $225,000; Mr. Uthlaut, $225,000; Mr. Chandler, $84,376; Mr. Karren, $225,000; Mr. Ulak, $22,500; and Mr. Wilson, $156,563.

(12) Includes payouts of performance units under Enron Corp.'s Long-Term Incentive Plan in the following amounts: Mr. Papa, $98,066; Mr. Uthlaut, $98,066; and Mr. Karren, $98,066 in 1992 and $44,130 in 1991. No
     performance units have been granted to officers of the Company since 1988, and no future grants are expected. The Company reimburses Enron Corp. for long-term incentive plan costs attributable to executives of the Company.

(13) Includes $89,365 in 1992 and $97,659 in 1993 for "split dollar" life insurance premiums provided in accordance with Mr. Hoglund's employment agreement, as amended and extended.

STOCK OPTION GRANTS DURING 1993

     The following table sets forth information with respect to grants of stock options pursuant to the Company's and Enron Corp.'s stock option plans to the Named Officers reflected in the Summary Compensation Table on page 10 and all employee optionees as a group. No SAR units were granted during 1993, and none are outstanding.

                                                                                    POTENTIAL REALIZABLE VALUE AT
                                   % OF TOTAL                                          ASSUMED ANNUAL RATES OF
                                  OPTIONS/SARS                                         STOCK PRICE APPRECIATION
                                   GRANTED TO    EXERCISE OR                              FOR OPTION TERM(1)
                  OPTIONS/SARS    EMPLOYEES IN       BASE       EXPIRATION      --------------------------------------
       NAME       GRANTED(#)(3)   FISCAL YEAR    PRICE($/SH)       DATE         0%(2)      5%                 10%
- -------------------------------   ------------   ------------   -----------     ----  -------------      -------------
Mr. Hoglund.......    66,650(6)       1.57%        $27.1875     09-Feb-2003     $  0  $   1,139,587      $   2,887,936
- ----------------------------------------------------------------------------------------------------------------
Mr. Papa..........    20,000(4)        4.3%        $37.5000     05-Mar-2003     $  0  $     471,671      $   1,195,307
                     12,000(5)         2.6%        $37.5000     05-Mar-2003     $  0  $     283,003      $     717,184
                     41,650(6)         1.0%        $27.1875     09-Feb-2003     $  0  $     712,135      $   1,804,689
- ----------------------------------------------------------------------------------------------------------------
Mr. Uthlaut.......    12,500(4)        2.7%        $37.5000     05-Mar-2003     $  0  $     294,794      $     747,067
                      6,000(5)         1.3%        $37.5000     05-Mar-2003     $  0  $     141,501      $     358,592
- ----------------------------------------------------------------------------------------------------------------
Mr. Karren........     7,500(4)        1.6%        $37.5000     05-Mar-2003     $  0  $     176,877      $     448,240
                      3,000(5)         0.6%        $37.5000     05-Mar-2003     $  0  $      70,751      $     179,296
- ----------------------------------------------------------------------------------------------------------------
Mr. Chandler......    10,000(4)        2.1%        $37.5000     05-Mar-2003     $  0  $     235,835      $     597,653
                      6,000(5)         1.3%        $37.5000     05-Mar-2003     $  0  $     141,501      $     358,592
- ----------------------------------------------------------------------------------------------------------------
Mr. Wilson........    15,000(4)        3.2%        $37.5000     05-Mar-2003     $  0  $     353,753      $     896,480
                      6,000(5)         1.3%        $37.5000     05-Mar-2003     $  0  $     141,501      $     358,592
- ----------------------------------------------------------------------------------------------------------------
Mr. Ulak..........    10,000(4)        2.1%        $37.5000     05-Mar-2003     $  0  $     235,835      $     597,653
                      4,000(5)         0.9%        $37.5000     05-Mar-2003     $  0  $      94,334      $     239,061
- ----------------------------------------------------------------------------------------------------------------
All Optionees.....      460,300      100.0%        $37.0612(7)         2003     $  0  $  10,728,483      $  27,188,084
- ----------------------------------------------------------------------------------------------------------------
All
  Shareholders....          N/A         N/A             N/A             N/A     $  0  $1,862,742,556(8)  $4,720,555,364(8)
- ----------------------------------------------------------------------------------------------------------------
Optionee Gain as %
  of All
  Shareholders
  Gain............          N/A         N/A             N/A             N/A      N/A           0.58%              0.58%

- ---------------

(1) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of the underlying security appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC. These calculations are not intended to forecast possible future appreciation, if any, of the price of Company Common Stock or Enron Corp. Common Stock.

(2) An appreciation in stock price, which will benefit all shareholders, is required for optionees to receive any gain. A stock price appreciation of zero percent or less would render the option without value to the optionees.

(3) If a "change of control" (as defined in the Enron Corp. 1991 Stock Plan and the Enron Oil & Gas Company 1992 Stock Plan) were to occur before the options become exercisable and are exercised, such vesting shall be accelerated and all such outstanding options shall be surrendered and the optionee shall receive a cash payment by the company that issued the option in an amount equal to the value of the surrendered options (as defined in the Enron Corp. 1991 Stock Plan and the Enron Oil & Gas Company 1992 Stock
    Plan).
                                             (Notes continued on following page)

(4) Represents stock options that vest at the cumulative rate of 25% per year, commencing on the first anniversary date of grant.

(5) Represents stock options that vest in full one year from date of grant.

(6) Represents options to purchase Enron Corp. Common Stock.

(7) Weighted average grant price of all stock options for the purchase of the Company's Common Stock granted to employees in 1993.

(8) Appreciation for all shareholders is calculated using the average exercise price for All Employee Optionees ($37.0612) and using the number of shares of the Company's Common Stock issued and outstanding on December 31, 1993.

AGGREGATED STOCK OPTION/SAR EXERCISES DURING 1993 AND STOCK OPTION/SAR VALUES AS OF DECEMBER 31, 1993(1)

     The following table sets forth information with respect to the Named Officers concerning the exercise of options during the last fiscal year and unexercised options and SAR units held as of the end of the fiscal year:

                                                                          NUMBER OF               VALUE OF UNEXERCISED
                                                                   UNEXERCISED OPTION/SARS        IN-THE-MONEY OPTIONS/
                                       SHARES                       AT DECEMBER 31, 1993        SARS AT DECEMBER 31, 1993
                                     ACQUIRED ON      VALUE      ---------------------------   ---------------------------
        NAME                         EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ---------------------                -----------   -----------   -----------   -------------   -----------   -------------
Mr. Hoglund..........  EOG             150,000     $3,330,000      885,000         75,000      $18,142,500    $ 1,537,500
                       Enron Corp.      25,600     $  559,000       13,330         96,520      $   24,161     $   711,643
                                                   -----------                                 -----------   -------------
                       Subtotal                    $3,889,000                                  $18,166,661    $ 2,249,143
                                                   -----------                                 -----------   -------------
Mr. Papa.............  EOG              20,000     $  567,500       38,750         55,750      $  752,344     $   507,844
                       Enron Corp.       5,600     $  108,150        8,330         33,320      $   15,098     $    60,393
                                                   -----------                                 -----------   -------------
                       Subtotal                    $  675,650                                  $  767,442     $   568,237
Mr. Uthlaut..........  EOG              22,500     $  372,188       27,125         34,375      $  524,000     $   333,125
Mr. Karren...........  EOG              10,000     $  207,500       35,750         21,750         694,750     $   223,250
                       Enron Corp.           0              0       29,600              0      $  571,450               0
                                                   -----------                                 -----------   -------------
                       Subtotal                    $  207,500                                  $1,266,200     $   223,250
Mr. Chandler.........  EOG              19,750     $  281,953            0         32,875      $        0     $   346,813
Mr. Wilson...........  EOG               6,375     $  139,500       31,000         36,000      $  606,906     $   321,656
Mr. Ulak.............  EOG               6,000     $  177,375        2,750         19,250      $   48,750     $   124,000

- ---------------

(1) There are no SAR units applicable to the Named Officers.

RETIREMENT AND SEVERANCE PLANS

     For many years, Enron Corp. has maintained a Retirement Plan to provide retirement income for employees of Enron Corp. and its subsidiaries, including the Company. The Retirement Plan is designed to provide monthly retirement income for each employee of Enron Corp. and its participating subsidiaries in an amount equal to 1.45% of an employee's final average pay multiplied by such employee's years of accrual service not in excess of 25 years, plus .45% of final average pay multiplied by accrual service in excess of 25 years up to a maximum of 10 years, plus .45% of final average pay in excess of the integration level multiplied by accrual service not in excess of 35 years plus 1% of final average pay multiplied by accrual service in excess of 35 years. Final average pay is the average of an employee's monthly compensation either for any period of 60 consecutive months occurring during the last 120 months of vesting service and for which such employee's average monthly compensation is the highest or for the period of such employee's vesting service if less than 60 months. The integration level is the lesser of 125% of compensation covered by Social Security for an employee attaining the Social Security retirement age, or the FICA taxable wage base in effect, in the Plan year in which the employee terminates employment. Nonemployee Directors are not eligible to participate in the Plan. Benefits accrued after 1986 are offset by the respective value of Enron Corp. Common Stock allocated to the employee retirement account in the Enron Corp. Employee Stock Ownership Plan. In addition, Enron Corp. has a Supplemental Retirement Plan which is designed to assure payments to certain employees of that retirement income which would be provided under the Retirement Plan except for the dollar limitation on accrued benefits imposed by the Internal Revenue Code of 1986, as amended, and a Pension Program for Deferral Plan Participants which provides supplemental retirement benefits equal to any reduction in benefits due to deferral of salary into either of the Enron Corp. Deferral Plan. The Company reimburses Enron Corp. for Retirement Plan costs attributable to Company employees.

     Estimated annual retirement benefits based on continued participation in the Enron Retirement Plan and Supplemental Retirement Plan are as follows:

                               PENSION PLAN TABLE

                                       ESTIMATED ANNUAL BENEFIT
                 --------------------------------------------------------------------
                                 YEARS OF CREDITED SERVICE AT AGE 65
                 --------------------------------------------------------------------
REMUNERATION        10          15          20          25          30          35
- ------------     --------    --------    --------    --------    --------    --------
  $100,000         17,722      26,584      35,445      44,306      48,167      52,028
  $300,000         55,722      83,584     111,445     139,306     152,167     165,028
  $500,000         93,722     140,584     187,445     234,306     256,167     278,028
  $700,000        131,722     197,584     263,445     329,306     360,167     391,028

     NOTE: The benefit amounts are based on the straight single life annuity form without adjustment for any offset applicable to a participant's retirement account in the ESOP.

     The following table sets forth the estimated annual benefits payable under normal retirement at age 65, assuming current remuneration levels and participation until normal retirement at age 65, with respect to the Named Officers under the provisions of the foregoing retirement plans:

                                              CURRENT        ESTIMATED         CURRENT         ESTIMATED
                                              CREDITED        CREDITED       COMPENSATION    ANNUAL BENEFIT
                                               YEARS      YEARS OF SERVICE     COVERED        PAYABLE UPON
                   NAME                      OF SERVICE      AT AGE 65         BY PLANS        RETIREMENT
- -------------------------------------------  ----------   ----------------   ------------    --------------
Mr. Hoglund................................       6              11            $570,008         $115,484
Mr. Papa...................................      12              31             237,000          116,245
Mr. Uthlaut................................       6              11             200,040           38,210
Mr. Karren.................................       9              12             190,650           38,254
Mr. Chandler...............................      20              32             180,000           88,647
Mr. Ulak...................................      14              39             142,020           77,586
Mr. Wilson.................................       6              20             176,040           59,930

     The Enron Corp. Severance Pay Plan, as amended, provides for the payment of benefits to employees of Enron Corp. and its subsidiaries, including the Company, who are terminated for failing to meet performance objectives or standards, or who are terminated due to reorganization or economic factors. The amount of benefits payable for performance related terminations is based on length of service and may not exceed six weeks pay. For those terminated as the result of reorganization or economic circumstances, the benefit is based on length of service and amount of pay, up to a maximum payment of 26 weeks of base pay. If the employee signs a Waiver and Release of Claims Agreement, the severance pay benefits are doubled. In the event of an unapproved change of control of Enron Corp., any employee who is involuntarily terminated within two years following the change of control will be eligible for severance benefits which will be determined according to a formula including factors for length of service, amount of base pay and annual incentive award opportunity under the Annual Incentive Plan or the Company's Key Employee Annual Incentive Plan. The Company reimburses Enron Corp. for severance plan costs attributable to Company employees.

     Messrs. Hoglund, Papa, Karren, Uthlaut, Chandler and Wilson participate in the Enron Corp. Executive Supplemental Survivor Benefits Plan. In the event of death after retirement, the Plan provides an annual benefit to the participant's beneficiary equal to 50% of the participant's annual base salary at retirement, paid for 10 years. The Plan also provides that in the event of death before retirement, the participant's beneficiary receives an annual benefit equal to 30% of the participant's annual base salary at death, paid for the life of the participant's spouse (but for no more than 20 years in some cases). Mr. Karren has also entered into an agreement with Enron Corp. which supplements benefits under the Enron Corp. retirement plans and provides him, if he retires after reaching age 60, with annual benefit increases of 5% for up to 13 years or until the total retirement benefit, as supplemented, equals 60% of his annual base salary at retirement.

EMPLOYMENT CONTRACTS

     Effective September 1, 1987, Mr. Hoglund entered into an employment agreement with the Company under which, as amended, he serves as Chairman of the Board, President and Chief Executive Officer of the Company through September 1, 1995, and thereafter as may be agreed by Mr. Hoglund and the Company. Pursuant to the terms of the employment agreement, as amended, Mr. Hoglund's annual base salary during the remaining term shall be not less than $570,000.

     In 1989, Mr. Hoglund was granted, pursuant to the terms of his employment agreement, 400,000 shares of Common Stock, which are subject to a Stock Transfer Rights Agreement and a Registration Rights Agreement. Any sale of such shares must be made pursuant to an effective registration statement or in a transaction which is exempt from registration under applicable federal and state law. If Mr. Hoglund desires to make a permitted sale or transfer of any such shares, he must first give the Company and Enron Corp. an option to purchase. Pursuant to a Registration Rights Agreement, the Company has granted to Mr. Hoglund certain piggy-back and demand registration rights under which, if the Company proposes to file a registration statement, he may request his shares to be included, or if the Company is eligible to file a short form registration statement, he may demand that such registration statement be filed on his behalf, in either case at the expense of the Company.

     Under the terms of his employment agreement, Mr. Hoglund also received in 1989 a grant of 1,100,000 SAR units under the Enron Oil & Gas Company Executive Compensation Plan which entitled Mr. Hoglund to receive the appreciation in the value of Common Stock relative to and in excess of $11.00 per unit for each SAR unit. The SAR units vested or were scheduled to vest at the cumulative rate of 20% on each September 1, 1989, 1990 and 1991, with the remaining 40% vesting on September 1, 1992. Prior to December 31, 1991, Mr. Hoglund exercised 100,000 of his SAR units.

     During 1992, Mr. Hoglund's agreement was extended to September 1, 1995. Under the terms of the extension, Mr. Hoglund waived all rights to his remaining 1,000,000 SAR units and agreed that he would not be entitled to receive any annual bonus payments. Mr. Hoglund also received (i) a grant of 1,100,000 non-qualified stock options pursuant to the Enron Oil & Gas Company 1992 Stock Plan; (ii) 370,656 restricted shares of Enron Corp. Common Stock (including dividends); (iii) 92,664 unrestricted shares of Enron Corp. Common Stock; (iv) a split dollar life insurance policy in the amount of $5 million; and (v) a salary increase of $20,000 per year. The restricted shares are scheduled to vest five years from the date of issuance subject to the earlier occurrence of death, disability or retirement in which case complete vesting would occur. The split dollar life insurance policy is assigned to the Company through a collateral assignment so that upon payment of the insurance proceeds, the Company will recover all but a small portion of its share of the premium payments.

     Mr. Hoglund's employment agreement also provides that if any corporation or other entity acquires or succeeds to all or substantially all of the business or assets of the Company, by purchase, consolidation or otherwise, Mr. Hoglund's stock options and restricted shares of Enron Corp. Common Stock shall vest and shall automatically be advanced to maturity as if the initial term under his employment agreement had expired.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1993, the Compensation Committee was composed of Messrs. Randall (Chairman) and Ackman.

     Messrs. Lay and Kinder are executive officers of Enron Corp. The Company has significant business relationships with Enron Corp.

     Effective January 1, 1989, the Company entered into a Services Agreement with Enron Corp. pursuant to which Enron Corp. provided various services, such as maintenance of certain employee benefit plans, provision of telecommunications and computer services, lease of office space and other services. The Company agreed to pay a fixed rate for the rental of office space and to reimburse Enron Corp. for all other direct costs incurred in rendering such services to the Company under such agreement and to pay Enron Corp. for allocated indirect costs incurred in rendering such services, up to an annual maximum of $8,000,000, such cap to be increased for inflation and certain changes in the allocation bases of the Company with the increase limited to a maximum of 10% per year. The Services Agreement was for an initial term of five years to be continued thereafter until terminated by either party. Effective January 1, 1994, the Company entered into a new Services Agreement with Enron Corp. pursuant to which Enron Corp. will provide services similar to those provided under the terms of the previous agreement. The Company has agreed to pay and to reimburse Enron Corp. on bases essentially consistent with those included in the previous agreement except that allocated indirect costs are subject to an annual maximum of $6,700,000 with the increase in such cap limited to a maximum of 7.5% per year. The new Services Agreement is for an initial term of five years and will continue thereafter until terminated by either party.

     The Company and its subsidiaries have also entered into a Tax Allocation Agreement with Enron Corp. relating to payment for federal income taxes and tax benefits. Under the terms of the agreement, either Enron Corp. will pay to the Company and each of its subsidiaries an amount equal to the tax benefit realized in the Enron Corp. consolidated federal income tax return resulting from utilization of net operating losses and tax credits of the Company and each of its subsidiaries, or the Company and each of its subsidiaries will pay to Enron Corp. an amount equal to the federal income tax computed on its separate taxable income less any net operating losses or tax credits generated by the Company or each of its subsidiaries which are utilized in the Enron Corp. consolidated return. Enron Corp. will pay the Company and each of its subsidiaries for the tax benefits associated with their net operating losses and tax credits utilized in the Enron Corp. consolidated return, provided that a tax benefit was realized (except as discussed in the following summarization of two modifications to the Tax Allocation Agreement), even if such credits could not have been used by the Company or the subsidiary on a separately filed tax return. In 1991, the Company and Enron Corp. modified the Tax Allocation Agreement to provide that, through 1992, the Company will realize the benefit of certain tight gas sand federal income tax credits available to the Company on a stand alone basis. The Company has also entered into an agreement with Enron Corp. providing for the Company to be paid for all realizable benefits associated with tight gas sand federal income tax credits concurrent with tax reporting and settlement for the periods in which they are generated. The Tax Allocation Agreement applies to the Company and each of its subsidiaries for all years in which the Company and each of its subsidiaries are or were included in the Enron Corp. consolidated return.

     Pursuant to the terms of a Stock Restriction and Registration Agreement with Enron Corp., the Company has agreed that upon the request of Enron Corp., the Company will register under the Securities Act of 1933, as amended, and applicable state securities laws the sale of the Common Stock owned by Enron Corp. which Enron Corp. has requested to be registered. The obligation of the Company is subject to certain limitations relating to a minimum amount of Common Stock required for registration, the timing of registration and other similar matters. The Company is obligated to pay all expenses incident to such registration, excluding underwriters' discounts and commissions and certain legal fees and expenses.

     In addition, the Company and Enron Corp. have in the past entered into significant intercompany transactions and agreements incidental to their respective businesses, and the Company and Enron Corp. may be expected to enter into material transactions and agreements from time to time in the future. Such transactions and agreements have related to, among other things, the purchase and sale of natural gas and crude oil, the financing of exploration and development efforts by the Company and the provision of certain corporate services. During 1993, Enron Corp. and its affiliates paid the

Company approximately $302 million as a net result of the foregoing described transactions and agreements. The Company intends that the terms of any future transactions and agreements between the Company and Enron Corp. will be at least as favorable to the Company as could be obtained from third parties.

SECTION 16 MATTERS

     Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors of the Company, and persons who own more than 10% of a registered class of the equity securities of the Company, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 1993, its officers, directors and greater than 10% shareholders complied with all applicable filing requirements.

                                    ITEM 2.
                            APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Arthur Andersen & Co., independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 1994.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and the Restated Certificate of Incorporation and by-laws of the Company, abstentions would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of Arthur Andersen & Co. is expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION BY THE SHAREHOLDERS OF THIS APPOINTMENT.

                                    ITEM 3.
 AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED
                        NUMBER OF SHARES OF COMMON STOCK

     The Board of Directors of EOG is considering the possibility of declaring a stock split of the Common Stock. At the 1994 Annual Meeting of Shareholders, there will be submitted for shareholder approval the resolutions described below that would, contingent upon a stock split of either two-for-one or three-for-two being declared on or before May 3, 1995, amend the Company's Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock that EOG has authority to issue from 80 million shares to (i) 160 million shares in the event of a stock split of two-for-one, or (ii) 120 million in the event of a stock split of three-for-two (the "Charter Amendment").

     Shareholder approval of the following resolutions is necessary in order to effect the Charter Amendment:

          RESOLVED, that in the event of a stock split of two-for-one being declared by the Board of Directors on or before May 3, 1995, the restated Certificate of Incorporation of the Company is hereby amended by deleting paragraph A of the Fourth Article thereof in its entirety and substituting the following therefor:

             "FOURTH: A. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 160 million (160,000,000) shares of Common Stock, without par value.";

          FURTHER RESOLVED, that in the event of a stock split of three-for-two being declared by the Board of Directors on or before May 3, 1995, the restated Certificate of Incorporation of the Company is hereby amended by deleting paragraph A of the Fourth Article thereof in its entirety and substituting the following therefor:

             "FOURTH: A. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 120 million (120,000,000) shares of Common Stock, without par value.";

          FURTHER RESOLVED, that the officers of the Company are hereby authorized, notwithstanding the authorization of the foregoing amendments by the shareholders of the Company, to file with the Secretary of State of Delaware the Certificate of Amendment relating to such proposed amendment only if on or before May 3, 1995, the Board of Directors of the Company shall declare either a two-for-one stock split effected as a dividend of two shares of Common Stock for each one outstanding share of Common Stock or a three-for-two stock split effected as a dividend of three shares of Common Stock for each two outstanding shares of Common Stock.

     If the Charter Amendment is adopted by the required vote of shareholders, it will become effective when the appropriate Certificate of Amendment to the Company's Restated Certificate of Incorporation is filed with the Secretary of State of Delaware. However, no Certificate of Amendment will be filed unless on or prior to May 3, 1995, the Board of Directors declares either a two-for-one stock split effected as a dividend or a three-for-two stock split effected as a dividend. The terms of the Charter Amendment are such that, if such stock split is a two-for-one split, the number of shares of authorized Common Stock that the Company will have authority to issue will be limited to 160 million (160,000,000), whereas if such stock split is a three-for-two split, the number of shares of authorized Common Stock that the Company will have authority to issue will be limited to 120 million (120,000,000).

     If such a stock split is effected, each holder of record of Common Stock on the record date established by the Board of Directors will be entitled to receive a certificate representing the additional shares of Common Stock issuable pursuant to the stock split, and the Common Stock certificates outstanding prior to the stock split will remain outstanding, without any need for shareholders to return certificates to the Company or to the transfer agent.

     The Company has been advised by tax counsel that a stock split effected as a dividend on the Common Stock would result in no gain or loss or realization of taxable income to holders of Common Stock under existing federal income tax laws. Each shareholder's basis would be allocated on a pro rata basis among the shares held on the record date for the stock split and the new shares issued in the stock split, and the holding period for the new shares would be deemed to be the same as the holding period for the shares held on the record date. The Company shareholders subject to taxation in jurisdictions other than the United States should consult their tax advisers regarding the tax treatment of stock splits in such jurisdictions.

     In accordance with the terms of the Company's various stock option and incentive plans, in the event of a stock split appropriate adjustments will be made in the number of shares of Common Stock issuable and any applicable exercise price.

REASON FOR THE INCREASE IN NUMBER OF AUTHORIZED SHARES

     The Company is currently authorized to issue 80,000,000 shares of Common Stock, of which 79,920,000 were issued and outstanding at the close of business on March 7, 1994. As a result, if the Board of Directors were to declare a two-for-one or three-for-two stock split effected as a dividend, the Company would not have a sufficient number of authorized and unissued shares of Common Stock to effect any such stock split, unless the Charter Amendment is first implemented. The Board of Directors has not yet determined whether to declare a stock split (or whether any such stock split would be two-for-one or three-for-two), and a stock split would not necessarily be declared even if the Charter Amendments are approved by the shareholders. However, the Board believes that under appropriate circumstances a stock split would be beneficial to the Company and its shareholders by increasing the number of shares comprising the trading "float" for the Common Sock. In addition, a stock split would also decrease the purchase price for a round lot of shares, which will permit certain investors to purchase shares more efficiently.

     The Charter Amendment will increase the total number of authorized shares of Common Stock by an amount exactly equal to that necessary to effect either a two-for-one or three-for-two stock split, as the case may be.

REQUIRED VOTE AND RECOMMENDATION

     The approval and adoption of the Charter Amendment requires the affirmative vote of the holders of record at the close of business on March 7, 1994 of at least a majority of the voting power of the outstanding Voting Stock. Accordingly, under Delaware law and the Company's Restated Certificate of Incorporation and by-laws, abstentions and broker non-votes would have the same legal effect as a vote against this proposal, even though this may not be the intent of the person voting or giving the proxy.

     The shares represented by the proxies solicited by the Board of Directors will be voted as directed on the form of proxy or, if no direction is indicated, will be voted "FOR" the approval of this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.

                 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Shareholders may propose matters to be presented at shareholders' meetings and may also nominate persons to be Directors. Formal procedures have been established for those proposals and nominations.

PROPOSALS FOR 1995 ANNUAL MEETING

     Pursuant to various rules promulgated by the SEC, any proposals of holders of Common Stock of the Company intended to be presented at the Annual Meeting of Shareholders of the Company to be held in 1995 must be received by the Company, addressed to Angus H. Davis, Vice President, Communications and Corporate Secretary, 1400 Smith Street, Houston, Texas 77002, no later than November 23, 1994, to be included in the Company's proxy statement and form of proxy relating to that meeting.

     In addition to the SEC rules described in the preceding paragraph, the Company's by-laws provide that for business to be properly brought before the Annual Meeting of Shareholders, it must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder of the Company who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements for business to be brought before an annual meeting by a shareholder of the Company, the shareholder must have given timely notice in writing of the business to be brought before an Annual Meeting of Shareholders of the Company to the Secretary of the Company. TO BE TIMELY, NOTICE GIVEN BY A SHAREHOLDER MUST BE DELIVERED TO OR MAILED AND RECEIVED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY, 1400 SMITH STREET, HOUSTON, TEXAS
77002, NO LATER THAN FEBRUARY   , 1995. The notice shall set forth as to each
matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company's books, of the shareholder proposing such business, (iii) the acquisition date, the class and the number of shares of voting stock of the Company which are owned beneficially by the shareholder,
(iv) any material interest of the shareholder in such business, and (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting. Notwithstanding the foregoing by-law provisions, a shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in the foregoing by-law provisions. Notwithstanding anything in the Company's by-laws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures outlined above.

PROPOSALS FOR 1994 ANNUAL MEETING

     The date of delivery to, or receipt by, the Company of any notice from shareholders of the Company regarding business to be brought before the 1994 Annual Meeting of Shareholders of the Company was February 3, 1994. The Company has not received any notices from its shareholders regarding business to be brought before the 1994 Annual Meeting of Shareholders.

NOMINATIONS FOR 1995 ANNUAL MEETING AND FOR ANY SPECIAL MEETINGS

     Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Company's Board of Directors may be made at a meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Company who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote for the election of directors at the meeting and who complies with the following notice procedures. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. TO BE TIMELY, NOTICE GIVEN BY A SHAREHOLDER SHALL BE DELIVERED TO OR MAILED AND RECEIVED AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY, 1400 SMITH STREET, HOUSTON, TEXAS 77002, (I) WITH RESPECT TO AN ELECTION TO BE HELD AT THE ANNUAL MEETING OF SHAREHOLDERS OF THE COMPANY ON OR BEFORE FEBRUARY
  , 1995, AND (II) WITH RESPECT TO AN ELECTION TO BE HELD AT A SPECIAL MEETING OF SHAREHOLDERS OF THE COMPANY FOR THE ELECTION OF DIRECTORS, NOT LATER THAN THE CLOSE OF BUSINESS ON THE 10TH DAY FOLLOWING THE DAY ON WHICH SUCH NOTICE OF THE DATE OF THE MEETING WAS MAILED OR PUBLIC DISCLOSURE OF THE DATE OF MEETING WAS MADE, WHICHEVER FIRST OCCURS. Such notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the shareholder giving the notice (i) the name and address, as they appear of record on the Company's books, of such shareholders, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder. In the event a person is validly designated as nominee to the Board and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the shareholder who proposed such nominee, as the case may be, may designate a substitute nominee. Notwithstanding the foregoing bylaw provisions, a shareholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.

NOMINATIONS FOR 1994 ANNUAL MEETING

     The date for delivery to, or receipt by, the Company of any notice from a shareholder of the Company regarding nominations for directors to be elected at the 1994 Annual Meeting of Shareholders of the Company was February 3, 1994. The Company has not received any notices from its shareholders regarding nominations for directors to be elected at the 1994 Annual Meeting of Shareholders.

                                    GENERAL

     As of the date of this proxy statement, the management of the Company has no knowledge of any business to be presented for consideration at the meeting other than that described above. If any other business should properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

     The cost of any solicitation of proxies will be borne by the Company. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegraph or personal interview. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith.

                                    By Order of the Board of Directors,

                                    ANGUS H. DAVIS
                                    Vice President, Communications and Corporate
                                    Secretary

Houston, Texas
March   , 1994

                                   [ENRON]

    Proxy Solicited on Behalf of the Board of Directors of Enron Oil & Gas
                  Company for Annual Meeting on May 3, 1994



        THE UNDERSIGNED hereby appoints Forrest E. Hoglund, Dennis M. Ulak and P Angus H. Davis, or any of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of R Shareholders of Enron Oil & Gas Company ("EOG") to be held at 3:00 p.m.
   Houston, time on Tuesday, May 3, 1994, in the LaSalle Ballroom of the
O Doubletree Hotel at Allen Center, 400 Dallas St., Houston, Texas or at any adjournment thereof, and to vote at such meeting the shares of stock of
X EOG the undersigned held of record on the books of EOG on the record date for the meeting.
Y

   ELECTION OF DIRECTORS, NOMINEES:               (change of address/comments)
   Fred C. Ackman, Forrest E. Hoglund,         _________________________________
   Richard D. Kinder, Kenneth L. Lay,          _________________________________
   Edward Randall, III                         _________________________________
                                               _________________________________
                                               (if you have written in the above
                                               space, please mark the
                                               corresponding box on the reverse
                                               side of this card)


   YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                         SEE REVERSE SIDE

/X/   Please mark your votes as in this example.


This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1, 2 and 3.


The Board of Directors recommends a vote FOR proposals 1, 2, and 3.

                              FOR                   WITHHELD

1. Election of Directors.     / /                      / /
   (see reverse)
For, except vote withheld from the following nominee(s):



2. Ratification of appointment of independent accountants.


                              FOR                   AGAINST             ABSTAIN
                             / /                       / /                / /

3. Amendment of Restated Certificate of Incorporation.

                              FOR                   AGAINST             ABSTAIN
                             / /                       / /                / /

Change of Address/Comments on Reverse Side     / /

4. In the discretion of the Proxies named herein, the Proxies are authorized to vote upon other matters as are properly brought before the meeting.

All as more particularly described in the Proxy Statement relating to such meeting, receipt of which is hereby acknowledged.


Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

________________________________


________________________________
  SIGNATURE(S)         DATE







                         FOLD AND DETACH HERE

[Logo]
                                               THIS IS YOUR PROXY.
                                             YOUR VOTE IS IMPORTANT.



                            NEED SHAREHOLDER ASSISTANCE?

#   DIRECT DEPOSIT - HAVE YOUR ENRON OIL & GAS COMPANY QUARTERLY DIVIDENDS
ELECTRONICALLY DEPOSITED INTO YOUR CHECKING OR SAVINGS ACCOUNT ON DIVIDEND PAYMENT DATE. (No more worries about late or lost dividend checks.)

#   CONSOLIDATION OF ACCOUNTS - ELIMINATE MULTIPLE ACCOUNTS FOR ONE HOLDER AND
CERTAIN DUPLICATE SHAREHOLDER MAILINGS GOING TO ONE ADDRESS. (Dividend checks, annual reports and proxy materials would continue to be mailed to each shareholder.)


          JUST CONTACT ENRON OIL & GAS COMPANY'S TRANSFER AGENT:
                FIRST CHICAGO TRUST COMPANY OF NEW YORK
                             P.O. BOX 2500
                      JERSEY CITY, NJ 07303-2500
                   (201) 324-0498 or (800) 446-2617